CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH "[***]". SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II)WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

MASTERW(Q]RKS

ART PURCHASE AGREEMENT
Contract Number PA00428

Artist:	Yayoi Kusama	(the **"Work"**)
Title:	Infinity-Nets [FKQS]	
Medium:	Acrylic on canvas	
Size:	57.375 x 44.125 in. (145.7 x 112.1 cm)	
Date:	2016	

THIS ART PURCHASE AGREEMENT ***("Purchase Agree ent")*** is made and entered into this 29th of February day, 2024 (the ***"Effective Date"),*** by and between [***] at ***("Seller"),*** and Masterworks Gallery, LLC, a Delaware limited liability company with an address at 225 Liberty Street, 29th Floor, New York, New York, 10281 ***("Agent").*** Seller is the sole legal and beneficial owner of the work of art described above (the "Work"), and has the authority to sell the Work. Agent is acting as agent on behalf of the Gallery Segregated Portfolio of Masterworks Cayman, SPC ***("Buyer"),*** and has the exclusive authority to buy the Work on behalf of Buyer. Seller has agreed to sell the Work to Buyer, and Agent, on behalf of Buyer, has agreed to buy the Work from Seller, on the terms and conditions set forth in this Purchase Agreement. In consideration of the mutual promises contained in this Purchase Agreement, the parties agree as follows:

1. <u>SALE.</u> Seller agrees to sell the Work to Buyer, and Agent on behalf of Buyer agrees to buy the Work from Seller, subject to the terms and conditions set forth in this Purchase Agreement. Notwithstanding any material provision in this Purchase Agreement, Seller authorizes Arianne Piper Art Advisory Limited to make any and all logistical decisions regarding the Artwork that do not involve the rights or responsibilities of the parties.

2. <u>PURCHASE PRICE AND MANNER OF PAYMENT</u>.

2.1 The purchase price for the Work is One Million Five Hundred Fifty Thousand U.S. Dollars (USD $1,550,000) (the ***"Purchase Price").*** For the purposes of this Purchase Agreement, the **"Closing Date"** shall mean the date upon which Agent or Buyer pays the full Purchase Price to the Seller and the **"Closing"** shall mean the time such payment is remitted by Buyer and title to the Work is vested in Buyer. The full Purchase Price shall be paid no later than one hundred twenty (120) calendar days from the Effective Date.

2.2 The obligation to pay the Purchase Price is expressly conditioned on both: (a) Buyer's ability to inspect the Work on or prior to the Closing Date; and (b) Agent's receipt and review of the registration card from the Yayoi Kusama Studio (or written confirmation directly from the Yayoi Kusama Studio of the same). Agent or Buyer shall pay the Purchase Price to Seller by wire transfer in accordance with the wire instructions listed in the invoice, a copy of which is attached hereto as <u>Exhibit B</u>, which shall be verbally confirmed by a designated representative on behalf of Buyer and a designated representative on behalf of Seller prior to payment to Seller.

3. <u>REPRESENTATIONS, WARRANTIES, AND COVENANTS OF SELLER</u>.

3.1. To induce Agent to enter into this Purchase Agreement, and acknowledging that Agent and Buyer are relying on each and all of the following representations, warranties and covenants, Seller, as owner, represents and warrants to Agent and Buyer on the Effective Date and on the Closing Date and agrees with Agent and Buyer that:

3.1.1. Seller, without any further action, consent or authority of any other party, and without violation of any party's rights or claims, has, under written agreement, full right, legal authority and capacity to enter into this Purchase Agreement, to make the covenants, representations, warranties, and indemnifications contained in this Purchase Agreement to execute and deliver the bill of sale (the ***"Bill of Sale")*** in the form annexed as <u>Exhibit C</u> to this Purchase Agreement, to sell and transfer good and marketable title to the Work to Buyer on the Closing Date and to complete the transaction contemplated by this Purchase Agreement.

3.1.2. The Work is authentic, meaning the Work was created by the artist indicated on the attached Exhibit A.

3.1.3. Seller is the sole legal and beneficial owner ofthe Work and has good and marketahle title to the Work.

3.1.4. The Work is not, and through the Closing shall not be, subject to or the subject of any rights or interests of others, claims, liens, security interests, restrictions, coyditions, options or other encumbrances of any kind held or claimed by any person, entity, government or govenpnent agency (actual, threatened or pending) (collectively, ***"Claims").*** Seller has no knowledge of any facts or circumstances likely to give rise to any Claims.

3.1.5. Seller is not aware of any challenges or Jsputes (current, past, pending or threatened) relating to the attribution, authenticity, description or provenance of the Work. Seller has provided Agent with all informa ion in Seller's knowledge concerning the attribution, authenti ty, description, and condition of the Work.

3.1.6. The condition of the Work is as of the Effec ive Date, and shall be upon inspection of the Work by Buyer and delivery and inspection of the Work at the Deliv ry Location (as defined in Section 8.1 below) and at the Closing, as stated in the condition report attached hereto ahd incorporated by reference as Exhjhit A (the ***"Crndition Reporf').*** Upon delivery at the Delivery Location, a new dondition report for the Work shall be prepared at the sole cost and expense of Buyer, which shall confinn that the ndition of the Work is the same as set forth in the Condition Report. If the Work is not in the same condition as repected in the Condition Report at the time of Closing or its delivery at the Delivery Location, Buyer shall have the right to terminate the Purchase Agreement in its sole discretion.

3.1.7. To the best of Seller's knowledge, the WaQ has been law'u lly exported and imported as required by the laws of any country in which it was located or to whith it was transported, and any duties and taxes on the export and import of the Work have been paid and any required declarations upon the export and import have been made.

3.1.8. The Work has not been used and the Purchase Price funds will not be used to violate the banking, anti-money laundering or cun-ency transfer laws or regulations, anti-terrorism, sanctions, or international restrictions of the United States or any other country. Seller, and/or a designated representative of Seller trained in legal or financial compliance, hereby confirms that there is no additional ultimate beneficial owner of a 25% or greater interest in the Work (a ***"Beneficial Owner")*** and confinns that Seller (as the sole Beneficial Owner) is not as of the Effective Date or the Closing Date named on any Office of Foreign Assets Control (OFAC) List, U.N. Terrorism list, U.K. Sanctions List, EU Sanction Lists, The Dept. of F reign Affairs & Trade List, or other generally applicable law or regulation.

3.1.9. If a certificate of authenticity or other simila documentary or other evidence of ownership (collectively, a ***"Certificate")*** exists with respect to the Work, Seller physical possession of such Certificate and will furnish evidence of such Certificate to Agent prior to any payment

3.1.10. If, at any time prior to the Closing, Seller shall become aware of any fact(s) or circumstance(s) arising after the Effective Date that would make an of the representations and warranties in this Section 3 false or materially inaccurate as of the Effective Date or the Closing Date, Seller shall promptly notify Agent or Buyer in writing of such fact(s) or circumstance(s).

3.2. Seller does hereby agree to indemnify, defend and hold Agent and Buyer free and harmless from any and all demands, claims, suits, judgments, obligations, damages, losses, or other liability asselted or alleged against Agent or Buyer as well as all reasonable attorney or other professital fees and other reasonable costs, fees and expenses, suffered or incun-ed by, or asserted or alleged against gent or Buyer arising by reason of, or in connection with, the breach or alleged material breach by Seller of an provision of this Purchase Agreement, or the actual or alleged falsity or inaccuracy of any representation or warranty by Seller contaim:o in this Purchase Agreement.

3.3. The benefits of the representations, warranties, covenants and indemnities contained in this Purchase Agreement shall survive completion of the transaction contemplated by this Purchase Agreement, including without limitation transfer of the Work to Buyer. It shall be a condition precedent to Agent and Buyer's obligations that Seller's representations and warranties contained in this Purchase A reement are true and correct on and as of the Closing Date and delivery of the Work to Buyer. Notwithstanding anything to the contrary herein, Seller's representation, warranty and indemnification relating to the authenticity of the Work shall suw ive for a period of five (5) years from the Closing Date.

3.4 For the avoidance of doubt, the parties acknowledge that the standard business practices of Masterworks as a company engaged in securitization of artworks shall not, in any way, invalidate or negate any of the representations, warranties, guarantees, or obligations under this Purchase Agreement.

4. INSPECTION Buyer, or Agent on behalf of Buyer, inspected the work at the Storage Location (as defined in Section 5.1. below) on February 20th, 2024. Buyer shall be entitled inspect the Work at least one additional time prior to the Closing Date to confirm the condition of the Work matches the condition reflected in the Condition Report attached hereto as Exhibit A. When the Work is delivered to the Delivery Location, Delaware Freeport shall be entitled to inspect the Work to confirm the condition of the Work matches the condition reflected in the Condition Report.

5. STORAGE AND CARE OF THE WORK.

5.1. Between the Effective Date and the date on which Seller packs and ships the Work for delivery to the Delivery Location (as defined in Section 8.1 below), Seller shall store the Work in fine art storage at [***] (the ***"Storage Location").*** Seller shall not otherwise relocate the Work, unless agreed upon under separate cover.

5.2. Seller agrees to ensure an appropriate storage envirbnment consistent with professional fine art museum and conservation standards is provided to safeguard the qualio/ and condition of the Work and to protect the Work from water, fire, loss, damage, deterioration, theft, mishandling, dirt, vermin, insects, and from extremes of light, temperature, and humidity from the Effective Date and until the Work is delivered to the Delivery Location. Any damage to the Work must be reported immediately to Agent. AJ of the Effective Date, Seller will not perform any conservation or restoration on the Work without notice to Agent.

6. INSURANCE & RISK OF LOSS Seller shall arrange and pay for the Work to be insured under Seller's fine arts policy for an amount equal to the Purchase Price commencing on he Effective Date and continuing until risk of loss transfers to Buyer. Risk of loss to the Work shall transfer from Seller to Buyer following both: (i) payment by Buyer of the amount due on the Closing Date; and (ii) release and shipment of the Work from the Storage Location. On the Effective Date, Seller shall provide Agent with a certificatr of insurance evidencing Seller's insurance coverage.

7. **TITLE**. On the Closing Date, Seller hereby transfers to Buyer good and marketable title and exclusive and unrestricted right to possession of the Work, free and clear of any and all Claims. On the Closing Date, Seller shall deliver to Agent a signed copy of the Bill of Sale, together with any Certificate or other evidence of title or authenticity in the actual or constructive possession of Seller (if applicable).

8. DELIVERY AND EXPENSES.

8.1. Within five (5) business days of the Closing Date, if the Seller has not already done so, Seller shall arrange for the Work to be packed and shipped by fine art shippers approved by Agent in writing to Agent's account at Delaware Freeport, located at 315 Ruthar Drive, Newark, DE 19711 (the ***"Delivery Location").***

8.2. Seller shall pay all costs related to and be responsible fo arranging the crating, packing, shipping and insuring the Work from its Storage location to the Delivery Location and shall be responsible for all costs and expenses relating to such relocation of the Work.

9. THIRD PARTY COMMISSIONS. Neither Agent nor Buyer shall be responsible for and neither shall pay any commissions or fees due any person acting on behalf of Seller as a result of the transaction contemplated by this Purchase Agreement. Seller shall not be responsible for and shall not pay any commissions or fees due any person acting on behalf of Agent or Buyer as a result of the transaction contemplated by this Purchase Agreement. Seller shall be responsible to pay any fees or costs to any agent or advi r engaged by Seller in connection with the transactJons contemplated hereby and Agent and Buyer shall be inde ified and held harmless from any claim by any suc1, agent or advisor relating to this Purchase Agreement and th transactions contemplated hereby. The parties acknow,e dge and agree that no such agent or advisor to Seller is an employee or affiliate of Buyer or Agent.

10. TERMINATION.

10.1 Buyer shall have the right to terminate this Purchase Agreement prior to the Closing in the event of: (i) a material breach by Seller of any of the covenants or obligations of Seller under this Purchase Agreement; or (ii) the falsity or material inaccuracy of any of Seller's representations or warranties contained in this Purchase Agreem,nt including without limitation Section 3.1.5 (whether or nbt such falsity or material inaccuracy results from an intentional or unintentional misrepresentation by Seller or from facts or events occurring before or after the Effective Date).

10.2 In the event of termination as set forth above, the Seller shall within thirty (30) days of notice from Buyer, repay to Buyer all amounts previously paid by Buyer to Seller under this Purchase Agreement, and if sucp breach occurs or is discovered after the Work has been delivere to Buyer, upon receipt of such funds, Buyer will release the Work to Seller, unless prevented by law from doing so.

10.3 For the purposes of this Section 10, "Buyer" shall refer to Buyer, and Agent on behalf of Buyer.

11. **MISCELLANEOUS**. This Purchase Agreement, including the attached hereto, represents the entire understanding of the parties hereto with respect to the subject matter hereof, supersedes any and all other and prior agreements between the parties with respect to the sale of the Work d declares all such prior agreements between the parties null and voiu. In the event of a conflict between this P rchase Agreement and any invoice issued by Seller, t e terms of this Purchase Agreement shall control. Seller agrees that Buyer is a third-party beneficiary of this Purchas1 Agreement. The terms of this Purchase Agreement may nolbe modified or amended, except in a writing sig9ed by the parties hereto. Seller may not assign this Purchase A reement without the prior written consent of Agent or Buyer. This Purchase Agreement shall inure to the benefit f, and shall be binding upon, the successors, permitted assigns, heirs, executors, administrators and legal represent tives of the parties hereto. For a period of one (I) ear after the Effective Date hereafter, Seller hereby agrees that it 'i]] not knowingly, directly or indirectly, offer, sell or agree to sell any artwork to any person other than Agent that, directly or indirectly, intends to offer fractional investment in the artwork through the sale of securities, without offering Agent first option at purchase price no greater t':n the amount proposed to be offered to that third party, or isk no longer being able to do business with Masterworks. This Purchase Agreement, and all matters arising out o t or relating to this Purchase Agreement, shall be governed and construed in accordance with the laws of the State df New York, without regard to its conflict of laws prov]sions. Any dispute arising Linder or related to this Purchase Agreement shall be resolved in the New York State Supreme Court, New York County or in the United States District Court for the Southern District of New York. This Purchase Agreement may be executed in counterparts, including by PDF or facsimile, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

[Signature Page to foliow]

IN WITNESS WHEREOF, the parties hereto have hereunto signed their hands and seals as of the Effective Date.

SELLER:

[***]

____

AGENT:

MASTERWORKS GALLERY, LLC

____

BY: Mo.RIYA GOWVINA
ITS: EXECUTIVE V] E PRESIDENT, ACQUJSJTIONS

[Signature Page to Art Purchase greement]

EXHIBIT A

DESCRIPTION OF WORK AND CONDITION REPORT

EXHIBIT B

INVOICE

EXHIBIT C

BILL OF SALE

Dated: _______________, 2024

Sold by:	[***]	("Seller")
Sold to:	Gallery Segregated Portfolio Masterworks Cayman, SPC 225 Liberty Street, 29th Floor New York, New York 10281	("Buyer")
Artist:	Yayoi Kusama	(the "Work")
Title:	Infinity-Nets [FKQS]	
Medium:	Acrylic on canvas	
Size:	57.375 x 44.125 in. (145.7 x 112.1 cm)	
Date:	2016	
NY Sales Tax:	None Withheld; Delaware Delivery	
Purchase Price:	USD $1,550,000	

For value received, Seller acknowledges that the Work, good and marketable title to the Work, and all right to possession thereto and all legal ownership thereof, have been irrevocably, and without condition or reservation of any kind, sold, transferred, and conveyed to Buyer.

The Work is sold subject to each and all of the provisions, terms, conditions, covenants, representations, warranties and indemnities contained in the Art Purchase Agreement No. PA00428 by and between Seller and Masterworks Gallery, LLC dated February 29, 2024, and all such provisions, terms, conditions, covenants, representations, warranties and indemnities of the parties thereunder are incorporated herein by this reference as if fully set forth herein in their entirety.

SELLER:

[***]

____

28 February 2024

[***]

Masterworks Gallery, LLC
as agent for Masterworks Cayman, SPC, acting on behalf of its Gallery Segregated Portfolio
225 Liberty Street, 29th Floor
New York, NY 10281

INVOICE

Yayoi Kusama
INFINITY-NETS [FKQS],
2016 Acrylic on canvas
145.5 x 112 cm
57 3/8 x 44 1/8 inches

Total due	**USD 1,550,000.00**

Please account for any bank fees deducted so that the total amount wired is equal to the exact amount on this invoice. Thank you.

Bank details: [***]
Branch name: [***]
Account name: [***]
Account currency: [***]
IBAN No: [***]
IBAN BIC: [***]